Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 6 to Registration Statement No. 333-172411 on Form S-1 of our report dated February 6, 2012 relating to the financial statements of Home Loan Servicing Solutions, Ltd. and subsidiaries (a development stage enterprise) (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the development stage of the Company), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

February 6, 2012

Atlanta, Georgia